EXHIBIT 10.13

Agreement

This Agreement is entered into as of this 1st day of July, 2002, between Parametric Technology Corporation, a Massachusetts corporation (the “Company”), and James E. Heppelmann (“Heppelmann”).

WHEREAS, Heppelmann is the Executive Vice President, Software Products and Chief Technology Officer; and

WHEREAS, to provide incentive for Heppelmann to maintain employment with the Company, the Company desires to make the following arrangements with Heppelmann concerning his termination of employment.

NOW, THEREFORE, the Company and Heppelmann hereby agree as follows:

1.    Termination Notice.    The Company agrees that it may not terminate the employment of Heppelmann unless (i) such termination is for Cause (as defined below) or (ii) the Company has delivered to Heppelmann a written notice of such termination (the “Termination Notice”) at least six months in advance of the termination date. The duties of Heppelmann during the period from the date of delivery of a Termination Notice until the termination of his employment shall be as determined by the Board of Directors or the Chief Executive Officer.

2.    Salary.    During the period from the date of delivery of the Termination Notice (the “Notice Date”) until the earlier of (i) the date six months after the Notice Date or (ii) the date Heppelmann commences employment with another company or organization, the Company shall pay to Heppelmann a salary that is equal, on an annualized basis, to the highest annual salary (excluding any bonuses) in effect with respect to Heppelmann during the six-month period immediately preceding the Termination Notice.

3.    Stock Options and Other Equity Awards.    Effective upon a Change in Control (as defined below) of the Company; (i) all outstanding Options and Stock Appreciation Rights (SARs) granted under any Stock Plan (as defined below) held by Heppelmann shall immediately become exercisable in full, (ii) all restrictions applicable to Restricted Stock held by Heppelmann under any Stock Plan shall immediately lapse, and (iii) all other criteria for vesting of any award granted under any Stock Plan and held by Heppelmann shall be deemed to have been met, notwithstanding any vesting schedule or other provisions to the contrary in the agreements evidencing such Options, SARs, Restricted Stock or other award. The Company and Heppelmann hereby agree that such agreements are hereby and will be deemed amended to give effect to this provision.

4.    Definitions.

(a)    A termination by the Company of Heppelmann’s employment for “Cause” shall mean termination (i) for Heppelmann’s willful and continued failure to substantially perform his duties to the Company (other than any such failure resulting from Heppelmann’s incapacity due to physical or mental illness), provided that (a) the Company has delivered a written demand for substantial performance to Heppelmann specifically identifying the manner in which the Company believes that Heppelmann has not substantially performed his duties, and (b) Heppelmann has not cured such failure within 30 days after such demand, (ii) for willful conduct by Heppelmann which is demonstrably and materially injurious to the Company, or (iii) for Heppelmann’s willful violation of any material provision of any confidentiality, nondisclosure, assignment of invention, noncompetition or similar agreement entered into by Heppelmann in connection with his employment by the Company. For purposes of this paragraph, no act or failure to act on Heppelmann’s part shall be deemed “willful” unless done or omitted to be done by Heppelmann not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(b)    A “Change in Control” of the Company shall mean the occurrence of any of the following events: (i) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company); (ii) individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered to be a member of the Incumbent Board; (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as defined above) acquires more than 20% of the combined voting power of the Company’s then outstanding securities; or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company.

(c) A “Stock Plan” of the Company shall mean any stock option or equity compensation plan of the Company in effect at any time, including without limitation the 1987 Incentive Stock Option Plan, the 1997 Incentive Stock Option Plan 1997, the 1997 Non-statutory Stock Option Plan and the 2000 Equity Incentive Plan.

5.    Term.    This Agreement shall continue in effect until February 28, 2003, unless extended by the mutual written consent of the Company and Heppelmann.

6.    Successors.

(a) This Agreement is personal to Heppelmann and without the prior written consent of the Company shall not be assignable by Heppelmann otherwise than by will or the laws of descent and distribution.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement.

7.    Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflict of laws.

(b) This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c) All notices and other communications hereunder shall be in writing and shall be delivered by hand delivery, by a reputable overnight courier service, or by registered or certified mail, return receipt requested, postage prepaid, in each case addressed as follows:

If to the Company:
Parametric Technology Corporation
128 Technology Drive
Waltham, MA 02453
Attention: Senior Vice President—General Counsel

If to Heppelmann:
James E. Heppelmann
2 Ridge Road
Framingham, MA 01710

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any notice or communication shall be deemed to be delivered upon the date of hand delivery, one day following delivery to such overnight courier service, or three days following mailing by registered or certified mail.

EXECUTED as of the date first written above.

PARAMETRIC TECHNOLOGY CORPORATION

By:	/s/ C. RICHARD HARRISON
C. Richard Harrison
President and Chief Executive Officer

/s/ JAMES E. HEPPELMANN
James E. Heppelmann

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